Exhibit 10.1

May 22, 2010

Robert F. X. Sillerman
CKx, Inc.
650 Madison Avenue
New York, New York 10022

Dear Robert:

This letter agreement (this “Agreement”) reflects our mutual understanding with respect to your separation from employment from CKx, Inc. (the “Company”), your future services as a consultant to the Company, and the payment and benefits that you will be eligible to receive under this Agreement. Any defined term not defined in this Agreement shall have the same meaning given to such term in your Amended and Restated Employment Agreement with the Company, dated as of January 1, 2009 (your “Employment Agreement”).

1. Resignation.

(a) This letter will serve as acceptance of your resignation as an officer and director of the Company and any of its subsidiaries and affiliated companies (collectively, “Affiliates”), as well as from any office or position with any trade group or other industry organization which you hold on behalf thereof. For purposes of clarity, FX Real Estate and Entertainment Inc. and its subsidiaries shall not be treated as an Affiliate. The effective date of your resignation was May 6, 2010 (the “Date of Termination”).

(b) The Company agrees that your resignation shall be treated as a “Constructive Termination without Cause” for purposes of your Employment Agreement, and waives any related notice or cure provisions in your Employment Agreement.

2. Severance Payments and Benefits.

In full satisfaction of the Company’s obligations under your Employment Agreement, including the payments and benefits you are entitled to under Section 12.5 of your Employment Agreement, and for other good and valuable consideration, the Company shall, subject to your ongoing compliance with Sections 6, 7 and 8 below, make the following payments or provide you with the following benefits, in the manner and time frames described below:

(a) $3,316,749, payable on the earlier of the first business day of the seventh month following the Date of Termination and the date of your death (such date, the “409A Payment Date”);

(b) in full satisfaction of the obligations under Section 8 of your Employment Agreement, no later than 30 days from the date hereof, you may present to the Company documentation with respect to reasonable and legitimate business expenses actually incurred or paid by you during the Employment Agreement Term in the performance of your services in the Company’s interest and the Company shall reimburse you for any approved expenses as soon as practicable after such 30 day period but no later than the next payroll cycle following such period;

(c) in full satisfaction of the obligations under Section 9 of your Employment Agreement, the Company shall pay you (i) a cash amount equal to $25,000 per year for three years with the first payment being due on the 409A Payment Date, the second payment to be paid on May 6, 2011 and the third payment to be paid on May 6, 2012, and (ii) commencing on May 6, 2013 and on each subsequent May 6th for the remainder of your natural life, a cash amount equal to $10,000; provided in each case that you are alive on the applicable payment date;

(d) $95,721 in respect of your accrued but unused vacation through the Date of Termination, with payment made as soon as practicable after the Effective Date but no later than the next payroll cycle; and

(e) continued access to up to four tickets for up to ten Company produced events per year, subject to their availability as determined by the Company on a case-by-base basis, until the sixth anniversary of the Date of Termination, provided that such tickets may only be used by you or your immediate family or guests attending with you or your immediate family and are non-transferrable to any other party.

3. Equity Compensation. You hold certain stock options under the CKx, Inc. 2005 Omnibus Long-Term Incentive Compensation Plan set forth in Annex A. In accordance with the provisions of Section 12.9 of your Employment Agreement, as of the Effective Date, all restrictions on such stock options shall immediately lapse. Following the Effective Date, you shall have the immediate right to exercise all of the stock options in full (without regard to any restriction on the underlying stock), and subject to your ongoing compliance with Sections 6, 7 and 8 below, each such stock option shall continue to be fully exercisable during the period set forth in Annex A (i.e., the remainder of the original full maximum term of each stock option).

4. Additional Rights. In the event that (a) a Change of Control occurs prior to the first anniversary of the Date of Termination and (b) any payments or benefits provided to you under this Agreement are determined to be “parachute payments” (within the meaning of Section 280G(b)(2) of the of the Internal Revenue Code of 1986, as amended (the “Code”)), subject to your ongoing compliance with Sections 6, 7 and 8 below, the Company’s obligation to provide a Section 280G excise tax gross-up as provided under Section 12.7 of your Employment Agreement shall apply.

5. Consulting Agreement. The Company hereby engages you as a consultant to the Company, and you hereby accept such non-exclusive engagement, upon the terms and conditions set forth herein.

(a) Term. The term of your consulting services shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date (the “Consulting Term”).

(b) Rights; Services; Responsibilities; Time Commitment.

During the Consulting Term, you shall (i) dedicate that amount of your business time which you deem reasonably necessary to the performance of your services hereunder, and (ii) use your reasonable best efforts to promote the best interests of the Company and its subsidiaries.

During the Consulting Term and subject to Section 5(b)(1) above, you shall make yourself generally available in person or by telephone, as determined by you, during business hours to provide such consulting services as reasonably requested by the Company. You shall also make yourself available to travel on behalf of the Company, as agreed to in advance by you and the Chief Executive Officer of the Company. You and the Company anticipate and will each use their reasonable best efforts to ensure that your termination of employment from the Company is a “separation from service” (within the meaning of Section 409A of the Code) and that the level of your consulting services under this Agreement shall not exceed 20 percent of the average level of services you performed for or on behalf of the Company (whether as an employee or an independent contractor) over the 36-month period immediately preceding the date hereof. The Company acknowledges that you are not prohibited by this Agreement from obtaining full-time employment from another entity during the Consulting Term and that your consulting services for the Company shall not interfere with your services to another entity.

During the period commencing on the earlier of your vacating the Company’s premises or July 1, 2010 and ending on December 31, 2011, the Company shall reimburse you on a monthly basis for the documented cost of an office and meeting space, an administrative assistant and a car and driver, with an aggregate monthly cost not to exceed $25,000. You acknowledge and agree that you shall be solely responsible for securing the necessary office and meeting space, administrative assistant and car and driver and that the Company shall not be, nor shall it be held out to be, a guarantor or potential guarantor of any of the obligations set forth above.

(c) Relationship.

(1) Your consulting services shall not be construed as an employment, agency or joint venture agreement. In your role as a consultant to the Company, you are acting as an independent contractor providing consulting services to the Company and under no circumstances whatsoever, including without limitation, for the purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act and federal and state income tax withholding, will you be deemed an employee of the Company.

(2) You shall have no authority to sign any document or extend any credit on behalf of the Company or to bind the Company in any way nor shall you hold yourself out as representing the Company at any time and in any capacity, except upon the express explicit request of the Chief Executive Officer of the Company. You acknowledge and agree that it is intended that your services hereunder be provided to the Company directly and that, as such, you shall not hold yourself out to third parties as an agent, officer or employee of the Company.

(3) You acknowledge and agree that you shall solely provide services to the Company directly, as described herein, and shall not attend meetings or any functions on behalf of the Company, except upon the explicit request of the Chief Executive Officer of the Company.

(d) Compensation. You shall be paid a consulting fee of $1.0 million for services provided during the Consulting Term. Subject to your ongoing compliance with Sections 6, 7 and 8 hereof, the consulting fee shall be payable in equal monthly installments throughout the Consulting Term.

(e) Termination. This Agreement may be terminated by either the Company or you on 30 days notice for any reason or for no reason; provided, however, in the event that the Company terminates the consulting relationship prior to the end of the Consulting Term (other than due to your material breach of this Agreement), you shall continue to receive the consulting fee and the monthly reimbursements provided in Section 5(b)(3) hereof, on their scheduled payment dates, subject to your ongoing compliance with Sections 6, 7 and 8 of this Agreement.

(f) Reimbursement of Expenses. The Company shall reimburse you for all reasonable business expenses actually incurred or paid by you during the Consulting Term required for the performance of your services and that were explicitly approved in advance by the Chief Executive Officer of the Company. The Company shall make reimbursement within a reasonable time following your presentation of expense statements, vouchers, receipts, or such other supporting information as the Company reasonably may require from you. You acknowledge that the Company’s policies regarding the documentation of expenses for which reimbursement is sought may change from time to time and you agree that you will comply with the Company’s reasonable documentation requirement, provided, that each and every business expense must be submitted within 90 days of being incurred and to the extent reimbursable will be reimbursed in accordance with the Company’s then current policy (and for the avoidance of doubt, in order to comply with Section 409A of the Code will be reimbursed no later than the calendar year next following the calendar year in which the expense is incurred).

6. Restrictive Covenants.

(a) Non-Competition. The Company acknowledges that you are not subject to any covenant or prohibition limiting whom you may work for in the future.

(b) Confidentiality. You shall continue to be bound by the confidentiality provisions set forth in Section 11.1 of your Employment Agreement and remain subject to such other obligations with respect to confidential information of the Company and its Affiliates consistent with your fiduciary duties.

(c) Non-Disparagement. Except as may be required by law or subpoena, (i) you shall not, in any manner, whether verbally, in writing or otherwise, disparage, or criticize the business or any current or former “officers” (within the meaning of Rule 16a-1(f) under the Securities and Exchange Act of 1934, as amended), employees, directors or “material shareholders” (i.e., persons publicly disclosed to beneficially own 5% or more of the Company’s common stock) of the Company, and (ii) the Company shall not, and the Company shall instruct its directors and executive officers not to, in any manner, whether verbally, in writing or otherwise, disparage or criticize you or your professional reputation. In the case of a material shareholder, the prohibition of clause (i) of this Section 6(c) is limited to disparagement or criticism in connection with the business of the Company.

7. Access to Company Premises and Systems. You hereby acknowledge and agree that, as of the Date of Termination and at any time thereafter, you shall not access, or seek access to, the Company’s premises at 650 Madison Avenue, or the Company’s information systems, for any reason. Notwithstanding the preceding sentence, the Company agrees that you may have reasonable access to your office at 650 Madison through May 31, 2010 on reasonable advance notice for the purpose of removing your personal possessions.

8. Return of Company Property. You shall deliver promptly to the Company after the Effective Date, or at any other time the Company may so request, all memoranda, notes, records, reports, and other documents (including, without limitation, drafts, whole or partial copies, and information stored or maintained electronically, magnetically, in a computer, or through any other medium invented in the future) relating to the Company’s business, which you obtained while employed by, a consultant to or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control.

9. Remedies. You hereby acknowledge that your obligations under this Agreement are of such special, unique, and extraordinary character and value that the Company has no adequate remedy at law and will be irreparably harmed in the event of any breach or threatened breach thereof, and, therefore, you agree that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of any of the provisions of this Agreement and shall be entitled to specific performance thereof, in addition to any other remedy at law or in equity that the Company may have. The Company hereby acknowledges that its obligations under Sections 6(c) and 15(b) of this Agreement are of such special, unique, and extraordinary character and value that you have no adequate remedy at law and will be irreparably harmed in the event of any breach or threatened breach thereof, and, therefore, the Company agrees that you shall be entitled to injunctive relief to prevent any breach or threatened breach of any such provisions and shall be entitled to specific performance thereof, in addition to any other remedy at law or in equity that you may have. You further acknowledge and agree that your failure to comply with Sections 6, 7 or 8 above will result in the immediate forfeiture of any future payments, rights or benefits under this Agreement and that, in addition to any other remedies the Company may have at law or in equity, you shall be required to repay to the Company any payments made and the value of any benefits provided to you under this Agreement.

10. Indemnification. The Company shall continue to be bound by the indemnification provisions set forth in Section 10 of your Employment Agreement.

11. Releases of Claims. In consideration of the benefits to be provided to you hereunder, you hereby release, waive and forever discharge the Company and all those persons, employees, directors, agents and entities affiliated with it, in each case, only in such person’s official capacity as such, from and against any and all claims, rights and causes of action (whether individual in nature or to be asserted as part of a class of which you could otherwise be a member) now existing, both known and unknown, relating to or arising out of your employment, shareholder and/or other relationship with the Company and the termination of such relationships, including but not limited to all claims of breach of contract or misrepresentation, wrongful discharge, and claims of alleged violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, state and federal securities laws, and any other local, state, or federal regulation or other requirement. It is agreed and understood that the foregoing release does not waive any of your following rights: (i) to be paid or receive the benefits to be provided to you as set forth herein; (ii) to enforce the terms of this Agreement; (iii) to access any benefit to which you are entitled under the Company’s pension and welfare plans ; (iv) to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency or otherwise participate in an investigation or proceeding conducted by the EEOC or similar state agency (it being understood that you are in all events waiving the right to participate economically in any legal remedy that may result from same); (v) to avail yourself of any rights to insurance or indemnification that you may have (including with respect to matters that are the subject of this release) under the Company’s articles, by-laws or applicable insurance policies, under applicable law, and under any agreement between you and the Company; and (vi) to pursue claims arising solely after the date hereof.

12. Entire Agreement. This Agreement, constitute the entire agreement between you and the Company, and supersede any other contracts or commitments with respect to your employment with the Company and its Affiliates, and/or your separation therefrom and your consulting services to the Company.

13. Modification of Agreement. This Agreement may only be amended, modified or waived by a writing signed by you and an individual duly authorized to do so by the Company. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given in three days if delivered personally or sent by prepaid telegram, overnight courier or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

CKx, Inc.
650 Madison Avenue
New York, New York 10022
Attention: Board of Directors

With a copy to:

CKx, Inc.
650 Madison Avenue
New York, New York 10022
Attention: Legal Department

If to the Executive:

Robert F.X. Sillerman
c/o Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas

New York, New York 10036

Attention: Thomas E. Molner

15. Miscellaneous.

(a) This Agreement shall be binding upon and inure to the benefit of you, your heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns. The Company may also assign this Agreement and the Company’s rights and obligations hereunder to any subsidiary or affiliate of the Company. No assignment of this Agreement or assumption of the obligations hereunder shall relieve a party of any obligations hereunder.

(b) The Company has issued a press release of May 7, 2010 regarding your resignation.  The Company agrees that, except as required by law or legal process, any statements, disclosures or communications regarding such termination and the related circumstances will be consistent with the contents of that press release.

(c) In no event shall you be obligated to seek other employment or take any other action by way of mitigation of amounts payable under this Agreement. There shall be no offset by the Company against your entitlements under this Agreement for any compensation or other amounts that you earn from a subsequent employment or engagement of your services nor an account of any claim that the Company may have again you.

(d) Subject to continued compliance with your obligations under Sections 6, 7 and 8 of this Agreement, nothing in this Agreement shall prevent you from engaging, either alone or with others, in the planning and/or acquisition of the Company and/or its subsidiaries or affiliation.

(e) The Company shall pay for the reasonable and documented legal fees you incur in connection with the negotiation and drafting of this Agreement and the Consulting Agreement; provided, however, that such legal fees shall not exceed $25,000.

(f) You acknowledge that you are a “specified employee” under Treas. Regs. § 1.409A-1(i). Any amounts payable under this Agreement that constitute deferred compensation subject to Section 409A of the Code, that would (but for this sentence) be payable within six (6) months following the Date of Termination shall instead be paid on the 409A Payment Date.

(g) You shall be responsible for all federal, state, local, or foreign tax on any payments made to you by the Company for your consulting services. To the extent that the Company is obligated to withhold any amount related to your consulting services pursuant to any provision of any federal, state, local, or foreign tax law with respect to a payment hereunder, and to pay over such amount to any federal, state, or local taxing authority or any foreign taxing authority, the Company is authorized to so withhold and pay over, and may reduce any payment to you by the amount withheld. The Company will timely provide to you Form 1099 (or any successor form) for the purposes of the preparation of returns for payment of such taxes.

(h) The Company may reduce any cash payments hereunder by the amount of any applicable tax withholdings, including without limitation any such applicable tax withholdings with respect to any taxable non-cash benefits or payments.

(i) In order to be certain that this Agreement resolves any and all matters between you and the Company and its Affiliates that you might have, the Company requests that you carefully consider its terms and consult with a lawyer.

(j) In signing this Agreement, you acknowledge that you understands its provisions; that your agreement is knowing and voluntary; that you have been afforded a full and reasonable opportunity of at least twenty-one (21) days to consider its terms and consult with or seek advice from an attorney of her choosing; and that you have been advised to seek counsel from an attorney and has in fact done so.

(k) This Agreement shall take effect on the eighth (8th) day following your execution hereof (the “Effective Date”), provided you have not earlier revoked your acceptance of this Agreement.

(l) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof.

(m) The headings of this Agreement are for convenience of reference only, and will not affect the construction of any provision hereof.

(n) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
CKx, INC.
/s/ Robert F.X. Sillerman	/s/ Kraig Fox

Robert F.X. Sillerman	Executive Vice President
Dated: May 22, 2010	Dated: May 22, 2010

ANNEX A

SCHEDULE OF OUTSTANDING OPTIONS AND EXPIRATION DATES